Exhibit 99.1

Regal Entertainment Group Announces Pricing

of $400 Million of Senior Notes of Regal Cinemas Corporation

Knoxville, Tennessee — July 10, 2009 — Regal Entertainment Group (NYSE: RGC) announced today that its indirect wholly-owned subsidiary, Regal Cinemas Corporation (the “Company”), has priced its previously announced offering of $400 million aggregate principal amount of 8.625% senior notes due 2019 (the “Notes”). The Notes will be guaranteed by Regal Entertainment Group and all of the Company’s subsidiaries that guarantee the Company’s existing credit facility. The Company anticipates that the offering will close on July 15, 2009, subject to customary closing conditions.

The Company intends to use all of the net proceeds of the offering to repay a portion of its existing credit facility.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the world. The Company’s theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,782 screens in 549 locations in 39 states and the District of Columbia. Regal operates theatres in all of the top 33 and 44 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s Web site at www.REGmovies.com.

Financial Contact:	Media Contacts:

Don De Laria	Dick Westerling
Regal Entertainment Group	Regal Entertainment Group
Vice President — Investor Relations	Senior Vice President - Marketing
865-925-9685	865-925-9539
don.delaria@REGmovies.com	dick.westerling@REGmovies.com